Exhibit 10.2

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this [●] day of September, 2015 between Higher One Holdings, Inc. (the “Company”) and Marc Sheinbaum (the “Participant”).

WHEREAS, the Company has adopted and maintains the Higher One Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the grant to participants in the Plan of restricted stock unit awards;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.     Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant 150,000 restricted stock units (the “RSUs”). Each RSU represents an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) as provided herein to the Participant a share of Common Stock. Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a shareholder of the Company.

2.     Grant Date. The grant date of the RSUs hereby granted is September 21, 2015.

3.     Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used herein but otherwise undefined shall have the meanings given to such terms in the Plan.

4.     Vesting. Subject to Section 5, the RSUs held by the Participant shall vest in accordance with the vesting schedule set forth in Schedule A hereto (each date listed in Schedule A, a “Scheduled Vesting Date”) and shall be settled in accordance with Section 6 hereof, provided that (i) the Participant is continuously employed through the applicable Scheduled Vesting Date and (ii) the Compensation Committee of the Board of Directors of the Company (the “Committee”) has certified in writing prior to the Scheduled Vesting Date that the performance target set forth in Schedule A hereto (the “Performance Target”) has been met (the “Committee Certification”). If the Committee determines that the Performance Target has not been met, the Committee Certification will not occur, the RSUs granted pursuant to this Agreement shall be forfeited at the time of such determination and the Participant shall have no further rights with respect thereto. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the vesting and settlement of the RSUs will no longer be subject to the Committee Certification requirement of this Section 4. For purposes of this Agreement, “Change in Control” shall mean any one person, or more than one person acting as a group (as determined under section 1.409A-(i)(5)(v)(B) of the federal tax regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

5.     Termination of Employment. (a) Subject to the occurrence of the Committee Certification in the case of clauses (i) and (ii), in the event that the Participant’s employment is terminated (i) by the Company without Cause, (ii) by the Participant for Good Reason or (iii) as a result of the Participant’s death or Disability, any unvested RSUs will immediately and fully vest and be settled in accordance with Section 6 hereof. Upon termination of the Participant’s employment voluntarily (other than for Good Reason) or upon termination of the Participant’s employment by the Company for Cause, any unvested RSUs shall be immediately forfeited by the Participant on the date of such termination and the Participant shall have no further rights with respect thereto without any payment of consideration by the Company.

(b) For purposes of this Agreement, the terms “Cause” and “Disability” shall have the meanings set forth in the Employment Agreement, dated as of April 16, 2014, by and among the Participant and the Company (the “Employment Agreement”) and the term “Good Reason” shall have the following meaning:

“Good Reason” shall mean the occurrence of any of the following events without the Participant’s written consent: (i) a material reduction in the Participant’s base salary, (ii) assignment to Participant of a position or title other than Chief Executive Officer or of duties or responsibilities materially inconsistent with the position of a Chief Executive Officer of a company, (iii) a relocation of the Participant’s principal place of business to a location more than fifty (50) miles from his or her designated office location, or (iv) a material breach by the Company of any provision of this Agreement; provided that, within ninety (90) days following the occurrence of any of the events described in clauses (i)-(iv) above, the Participant shall have delivered written notice to the Company of his or her intention to terminate employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to his or her right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

6.     Delivery of Shares. Within 90 days of (i) a Scheduled Vesting Date, (ii) the termination of the Participant’s employment with the Company as a result of the Participant’s death or Disability or (iii) the later of (1) the termination of the Participant’s employment with the Company (x) by the Company without Cause or (y) by the Participant for Good Reason and (2) the occurrence of the Committee Certification (if applicable), the Company will settle any vested (including by reason of Section 5 hereof) but not previously settled RSUs by issuing or delivering to the Participant one share of Common Stock for each such RSU; provided that any such settlement shall be made no later than March 15th of the year following the year in which such Scheduled Vesting Date, such termination of employment or Committee Certification, as applicable, occurs.

7.     Transfer. The RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be forfeited by the Participant.

8.     Taxes. Whenever shares are to be issued upon settlement of RSUs hereunder, the Company shall withhold a number of such shares having a Fair Market Value at the settlement date determined to be sufficient to satisfy the federal, state, and local withholding tax.

9.     Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10.     Integration; Amendment. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. Solely with respect to the RSUs granted pursuant to this Agreement, this Agreement and the Plan supersede all prior agreements and understandings between the parties including Section 3(e), Section 5(a) and Section 5(e) of the Employment Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

11.     Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Thomas Kavanaugh

Vice President and General Counsel

Higher One Holdings, Inc.
115 Munson Street

New Haven, CT 06511

If to the Participant:

At his most recent address shown on the payroll records of the Company or to such other address as any party hereto may designate by notice to the others.

12.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

14.     Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the RSUs shall be final and conclusive. The Participant hereby acknowledges that there may be tax consequences upon vesting or settlement of the RSUs or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such vesting, settlement or disposition. The Participant further acknowledges that he is responsible for the payment of all taxes that arise in respect of the RSUs.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.

Higher One Holdings, Inc.

By:

Title:

PARTICIPANT

Participant Signature:

Schedule A

Scheduled Vesting Date	Shares Vested
March 31, 2017	75,000
March 31, 2018	75,000

Performance Target

The aggregate revenue of the Company as reported in its financial statements for the 12-month period beginning July 1, 2015 and ending June 30, 2016 is equal to or greater than $[ ] million; provided that such amount will be adjusted to reflect the adverse impact on revenue of any (i) restitutions, fines or penalties imposed on the Company by any federal or state governmental authority, (ii) change in law applicable to the business of the Company or (iii) sale of business segment(s) (or part(s) thereof) of the Company, each as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q for the applicable period(s) (the “Performance Target”).

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